FOR IMMEDIATE RELEASE
October 27, 2016

CONTACT: Eric Amig
(212) 441-6807
Brian Finnegan
(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK
ANNOUNCES THIRD QUARTER 2016 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter ended September 30, 2016.

“Our members continue to rely on the dependable funding we provide, as reflected in the steady growth of our advances levels through the first nine months of the year,” said José R. González, president and CEO of the FHLBNY. “Our strong performance in the third quarter – and earlier in 2016 – is the result of improving financial market conditions and our ongoing role as a trusted funding partner for our members.”

Highlights from the third quarter of 2016 include:

Net income for the quarter was $103.3 million, an increase of $20.3 million, or 24.5 percent, from net income of $83.0 million for the third quarter of 2015. This increase was due to an increase in net interest income, driven primarily by higher market interest rates and favorable funding conditions. Return on average equity (“ROE”) for the quarter was 6.02 percent (annualized), compared to ROE of 5.27 percent for the third quarter of 2015.

As of September 30, 2016, total assets were $135.0 billion, an increase of $6.3 billion, or 4.9 percent, from total assets of $128.7 billion at June 30, 2016.  This increase in total assets was driven primarily by higher advances balances during the period. As of September 30, 2016, advances were $102.8 billion, an increase of $7.5 billion, or 7.9 percent, from $95.3 billion at June 30, 2016.

As of September 30, 2016, total capital was $7.2 billion, an increase of $0.4 billion from total capital of $6.8 billion at June, 2016. The FHLBNY’s retained earnings increased during the quarter by $38.3 million to $1.4 billion as of September 30, 2016, of which $1.0 billion was unrestricted retained earnings and $358.7 million was restricted retained earnings. At September 30, 2016, the FHLBNY met its regulatory capital ratios and liquidity requirements.

The FHLBNY currently expects to file its Form 10-Q for the third quarter of 2016 with the U.S. Securities and Exchange Commission on or before November 9, 2016.

Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks. As of September 30, 2016, the FHLB of New York serves 325 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The Federal Home Loan Banks support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.